SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

INTRALASE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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June 30, 2005

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2005 Annual Meeting of Stockholders of IntraLase Corp. on Thursday, July 21, 2005, at 9:00 a.m., at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about IntraLase. Also enclosed is a proxy/voting instruction card and IntraLase’s Annual Report to Stockholders.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy/voting instruction card promptly, or vote by telephone or over the Internet, if telephone or Internet voting is available to you. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

Robert J. Palmisano

President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

July 21, 2005

The 2005 Annual Meeting of Stockholders of IntraLase Corp. will be held at the DoubleTree Hotel Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618, on Thursday, July 21, 2005, at 9:00 a.m., for the following purposes:

1.	To elect two Class I directors for a three-year term;

2.	To ratify the appointment of Deloitte & Touche, LLP as our independent public accountants for 2005; and

3.	To transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on June 24, 2005 will be entitled to vote at the annual meeting or any adjournment or postponement thereof.

The Annual Report to Stockholders of IntraLase for the fiscal year ended December 31, 2004 is being mailed concurrently with this Proxy Statement to all stockholders of record as of June 24, 2005. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy/voting instruction card sent to you. If Internet or telephone voting is available to you, instructions will be printed on the voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

James A. Lightman

Senior Vice President, General Counsel and

Secretary

June 30, 2005

Irvine, California

PROXY STATEMENT

GENERAL INFORMATION

The Company

IntraLase Corp. (“IntraLase” or the “Company”) is the leading laser technology for the first step of LASIK surgery. We have developed and market an ultra-fast laser, related software and disposable devices for use in creating the corneal flap, the first step of LASIK surgery, the most common surgical technique used to correct vision. Our patent-protected product offering consists of our INTRALASE® FS laser combined with our proprietary IntraLASIK® software, and our per procedure fee inclusive of a disposable patient interface required for each eye treated in the LASIK procedure. Our computer-controlled laser solution replaces the hand-held mechanical, metal-bladed microkeratome traditionally used to create the corneal flap. Our advanced laser technology improves the safety, precision and visual acuity of LASIK surgery, and we believe our product offering will become the new standard of care for corneal flap creation in LASIK surgery Our corporate offices are located at 9701 Jeronimo, Irvine, California 92618. Our telephone number is 949-859-5230, and our corporate website address is www.intralase.com.

Proxy Solicitation

On June 30, 2005, we began mailing these proxy materials to all registered owners (sometimes called record holders) of IntraLase common stock at the close of business on June 24, 2005. We have sent this Proxy Statement to you because the Board of Directors of the Company is requesting your proxy to vote at the 2005 annual meeting and at any adjournment or postponement of such meeting. A copy of this Proxy Statement also has been sent to beneficial owners of IntraLase common stock whose shares were held in “street-name” by banks, brokers and other record holders at the close of business on June 24, 2005.

The Company will bear the entire cost of the solicitation of proxies. The Company also will reimburse banks, brokers, custodians, nominees, fiduciaries and others for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners. Solicitation of proxies is expected to be made primarily by mail. However, our directors, officers and employees may communicate with stockholders, banks, brokers, and others by telephone, facsimile, e-mail or in person to request that proxies be furnished.

Voting

If you are a registered owner (meaning that your shares are registered in IntraLase’s records as being owned in your name), then you may vote on matters presented at our annual meeting in the following ways:

•	By proxy - You may complete the proxy card and mail it in the postage-paid envelope provided; or

•	In person - You may attend the annual meeting and cast your vote there.

If you are a beneficial owner whose shares are held in “street-name” by a bank, broker or other record holder, please refer to your voting instruction card and other materials forwarded by such record holder for information on how to instruct the record holder to vote on your behalf. In addition to returning the instruction card by mail, you may be able to provide voting instructions by using the Internet or telephone. The Internet and telephone instructions provided by the record holder are designed to authenticate your identity, allow you to give your voting instructions, and to confirm that your voting instructions have been properly recorded. Please be aware that you may incur costs such as telephone and Internet access charges, for which you will be responsible, if you vote by telephone or over the Internet.

If you are a registered holder and vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the following:

1.	election of two Class I directors for a three-year term; and

2.	ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountants for 2005.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company prior to or at the commencement of the annual meeting.

Although management does not know of any other matter to be acted upon at the annual meeting, shares represented by valid proxies will be voted by the persons named on the proxy card in accordance with their best judgment with respect to any other matters that may properly come before the annual meeting.

Registered holders who vote by sending in a signed proxy will not be prevented from attending the annual meeting and voting in person. You have the right to revoke a proxy at any time before it is exercised by (a) executing and returning a later dated proxy, (b) giving written notice of revocation to IntraLase’s Corporate Secretary at 9701 Jeronimo, Irvine, California 92618 or (c) attending the annual meeting and voting in person. In order to attend the annual meeting and vote in person, a beneficial holder whose shares are held in “street name” by a bank, broker or other record holder must follow the instructions provided by such record holder for voting in person at the meeting. The beneficial holder also must obtain from such record holder and present at the annual meeting a written proxy allowing the beneficial holder to vote the shares in person.

Record Date, Quorum and Voting Requirements

Only holders of record of IntraLase common stock at the close of business on June 24, 2005 will be eligible to vote at the annual meeting. As of the close of business on June 24, 2005, IntraLase had 27,441,915 shares of common stock outstanding. Each share of common stock is entitled to one vote.

A quorum of shares is necessary to hold a valid stockholders’ meeting. IntraLase’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which an “abstention” from voting is observed, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes”), will be counted for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers are permitted to vote on certain proposals that are considered to be “routine,” including the election of directors.

Directors will be elected by a plurality of votes cast at the annual meeting. This means that the two nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

For each other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting is required for approval. If you are present at the meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

Security Ownership of Management and Certain Beneficial Owners

Set forth below is certain information as of June 15, 2005 regarding the beneficial ownership of our common stock by:

•	any person (or group of affiliated persons) who was known by us to own more than 5% of our voting securities;

•	each of our directors and director nominees;

•	each of our named executive officers identified under Executive Compensation below; and

•	all current directors and executive officers as a group.

Applicable percentage ownership in the following table is based on 27,416,385 shares of our common stock outstanding as of June 15, 2005. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned
5% Stockholders
Brentwood Associates IX, L.P.(3)	4,706,357	17.17%
InterWest Partners and affiliated partnerships(4)	1,693,687	6.18%

Directors and Named Executive Officers
Robert J. Palmisano(6)	680,945	2.42%
Shelley B. Thunen(7)	191,101	0.69%
P. Bernard Haffey(8)	137,416	0.50%
Charline Gauthier(9)	119,756	0.43%
Eric Weinberg(10)	189,101	0.69%
Frank M. Fischer(11)	40,773	0.15%
Gilbert H. Kliman, M.D.(5)	1,696,733	6.19%
William J. Link, Ph.D.(3)(12)(14)	5,865,897	21.40%
Mark Lortz(13)	40,453	0.15%
Donald B. Milder(14)	1,056,170	3.85%
Thomas S. Porter(15)	70,427	0.26%
Jay T. Holmes (director nominee)	1,000	0.00%
All executive officers and directors as a group (15 persons)(16)	11,201,494	38.69%

(1)	Unless otherwise indicated, the business address of each holder is: c/o IntraLase Corp., 9701 Jeronimo, Irvine, California, 92618.
(2)	Beneficial ownership is based on information furnished by the individuals or entities and is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of June 15, 2005 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of IntraLase, the companies and persons named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.
(3)	Consists of 4,706,357 shares held by Brentwood Associates IX, L.P. Dr. Link, one of our directors, is a managing member of Brentwood IX Ventures LLC, the general partner of Brentwood Associates IX. In such capacity, Dr. Link may be deemed to share voting and investment power with respect to the shares held by Brentwood Associates IX. Dr. Link disclaims beneficial ownership of the shares owned by this fund, except to the extent of his proportionate pecuniary interest therein. The address for this entity is 11150 Santa Monica Blvd., Suite 1200, Los Angeles, California 90025.

(4)	Consists of 1,693,687 shares held by InterWest Partners and its affiliated partnerships. Dr. Kliman, one of our directors, is a managing director of InterWest Management Partners VIII, LLC, the general partner of InterWest Partners VIII, InterWest Investors Q VIII and InterWest Investors VIII, collectively, the InterWest Funds. In such capacity, Dr. Kliman may be deemed to share voting and investment power with respect to the shares held by the InterWest Funds. Dr. Kliman disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. The address for each of these entities is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025.
(5)	Includes 638 shares issuable pursuant to options exercisable within 60 days of June 15, 2005 and 1,693,687 shares held by InterWest Partners and its affiliated partnerships. Dr. Kliman, one of our directors, is a managing director of InterWest Management Partners VIII, LLC, the general partner of InterWest Partners VIII, InterWest Investors Q VIII and InterWest Investors VIII, collectively, the InterWest Funds. In such capacity, Dr. Kliman may be deemed to share voting and investment power with respect to the shares held by the InterWest Funds. Dr. Kliman disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. The address for each of these entities is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025.
(6)	Consists of 680,945 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(7)	Includes 133,697 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(8)	Consists of 137,416 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(9)	Includes 118,658 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(10)	Includes 43,476 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(11)	Includes 39,684 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(12)	Includes 638 shares issuable pursuant to options exercisable within 60 days of June 15, 2005, and 100,401 shares held by Brentwood Affiliates Fund II, L.P. Dr. Link, one of our directors, is a managing member of Brentwood VIII Ventures, LLC, the general partner of Brentwood Affiliates Fund II. In such capacity, Dr. Link may be deemed to share voting and investment power with respect to the shares held by Brentwood Affiliates Fund II. Dr. Link disclaims beneficial ownership of the shares held by this fund except to the extent of his proportionate pecuniary interest therein. The address for this entity is 11150 Santa Monica Blvd., Suite 1200, Los Angeles, California 90025.
(13)	Includes 40,322 shares issuable pursuant to options exercisable within 60 days of June 15, 2005.
(14)	Includes 1,045,692 shares held by Versant Venture Capital I, L.P., Versant Venture Side Fund I, L.P., Versant Affiliates I-A, L.P. and Versant Affiliates I-B, L.P. Each of Dr. Link and Mr. Milder, each of whom is also one of our directors, is a managing director at Versant Ventures I, LLC, the general partner of Versant Venture Capital I, Versant Affiliates Fund I-A, Versant Affiliates Fund I-B and Versant Side Fund. In such capacity, each of Dr. Link and Mr. Milder, separately, may be deemed to share voting and investment power with respect to the shares held by Versant Venture Capital I, Versant Affiliates Fund I-A, Versant Affiliates Fund I-B and Versant Side Fund I. Each of Dr. Link and Mr. Milder disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. The address for each of these entities is 450 Newport Center Drive, Suite 600, Newport Beach, California 92660.
(15)	Includes 1,234 shares issuable pursuant to options exercisable within 60 days of June 15, 2005
(16)	Includes 1,538,469 shares issuable pursuant to options exercisable within 60 days of June 15, 2005 held by the following named executive officers and directors: Robert Palmisano, Shelley Thunen, Charline Gauthier, P. Bernard Haffey, Eric Weinberg, Gilbert Kliman, William Link, Thomas S. Porter, Frank Fischer and Mark Lortz and the following executive officers: Ronald Kurtz and Tibor Juhasz. Includes 7,546,137 shares beneficially owned by entities affiliated with Gilbert Kliman, William Link and Donald Milder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and certain persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission (the “SEC”). These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations that no annual Form 5 reports were required, we believe that all forms required under Section 16(a) of the Exchange Act applicable to our directors, executive officers and any persons holding 10% or more of our common stock were timely filed with respect to our fiscal year ended December 31, 2004.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors, divided into three classes. Directors in each class serve an initial term ending as of the 2005, 2006, and 2007 annual meetings of shareholders, respectively, and thereafter a staggered term of three years. The initial term of the Class I directors, Thomas S. Porter and Donald B. Milder, expires at the annual meeting of stockholders in 2005. Mr. Milder has chosen not to stand for reelection. The term of the Class II directors, William J. Link, Ph.D. and Gilbert K. Kliman, M.D. expires at the annual meeting of stockholders in 2006. The term of the Class III directors, Frank M. Fischer, Mark Lortz and Robert J. Palmisano expires at the annual meeting of stockholders in 2007.

The Board of Directors proposes that Thomas S. Porter and Jay T. Holmes be elected at the 2005 annual meeting to serve as Class I directors for a three-year term expiring at the 2008 annual meeting. Unless you otherwise instruct, the enclosed proxy will be voted in favor of Thomas S. Porter and Jay T. Holmes. If Mr. Porter or Mr. Holmes becomes unavailable to serve for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. The Board has no reason to believe that Mr. Porter or Mr. Holmes will become unavailable to serve prior to the election.

There are no family relationships among any of our directors or executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THOMAS S. PORTER AND JAY T. HOLMES

The names and certain information concerning the nominee directors standing for election at the 2005 annual meeting and the other continuing members of our Board of Directors are set forth below. Each of the nominee directors has been nominated for election by the Company’s Nominating and Corporate Governance Committee and Board of Directors.

Directors Standing for Election

Class I Directors—For a Term to Expire in 2008

Thomas S. Porter, Mr. Porter has served on our Board of Directors since December 1997. Since January 2004, Mr. Porter has served as General Partner of Trillium Ventures, a venture investment and consulting firm. Since February 2005, Mr. Porter has also served as Executive-In-Residence at the Ross School of Business at the University of Michigan where he has taught and served on the Corporate Advisory Board since 1993. From May 1987 to January 2004 Mr. Porter led health care investing for EDF Ventures, a venture capital firm that he co-founded and now serves as Partner Emeritus. Mr. Porter earned his B.A. from DePauw University and earned an M.B.A. from the University of Michigan.

Jay T. Holmes, Mr. Holmes, 61, has been an attorney and business consultant since mid-1996. From 1999 to 2005, Mr. Holmes served as a member of the Board of Directors of VISX, Incorporated. From 1981 until mid-1996, Mr. Holmes held several senior management positions at Bausch & Lomb Incorporated, the most recent being Executive Vice President and Chief Administrative Officer from 1995 to 1996 and Senior Vice President and Chief Administrative Officer from 1993 to 1995. From 1983 to 1993, Mr. Holmes was Senior Vice President, Corporate Affairs, and from 1981 to 1983 Vice President and General Counsel at Bausch & Lomb. Mr. Holmes was a member of the Board of Directors of Bausch & Lomb from 1986 until 1996. Mr. Holmes serves on the Board of Directors of Occulogix, Inc, a company engaged in the treatment of macular degeneration, and also on the Advisory Board of Directors of Rochester Gas and Electric.

Directors Continuing in Office

Class II Directors—Terms Expire in 2006

William J. Link, Ph.D., Dr. Link has served on our Board of Directors since December 1998 and became our Chairman of the Board in July 2003. Dr. Link has served on the board of directors of Advanced Medical Optics, Inc. since June 2002. Dr. Link is a founder and since November 1999 has been a managing director of Versant Venture Management LLC, a medical and healthcare venture capital firm. Since January 1998, Dr. Link has been a managing member of Brentwood IX Ventures and Brentwood VIII Ventures. From January 1986 to December 1997, Dr. Link was the Chairman and Chief Executive Officer of Chiron Vision. Dr. Link earned his B.S., M.S. and Ph.D. degrees in Mechanical Engineering from Purdue University.

Gilbert H. Kliman, M.D., Dr. Kliman has served on our Board of Directors since October 2000. Since February 1999, Dr. Kliman has been a Managing Director of InterWest Partners, a venture capital firm. From December 1996 to February 1999, Dr. Kliman was a Venture Partner of InterWest. A board-certified ophthalmologist, Dr. Kliman is the former West Coast Director of LCA Vision and previously was an Assistant Professor of Ophthalmology at New England Medical Center. Dr. Kliman earned his B.A. from Harvard University, his M.D. from the University of Pennsylvania and his M.B.A. from Stanford University.

Class III Directors—Terms Expire in 2007

Frank M. Fischer, Mr. Fischer has served on our Board of Directors since September 2002. Since January 2000, Mr. Fischer has served as the President and Chief Executive Officer and a director of NeuroPace, Inc., a private company that develops and sells treatment devices for neurological disorders. From May 1998 until December 1999, Mr. Fischer was President, Chief Executive Officer and a director of Heartport, Inc., a public cardiac surgery company. Mr. Fischer earned his B.S.M.E. and his M.S. in Management from Rensselaer Polytechnic Institute.

Mark Lortz, Mr. Lortz has served on our Board of Directors from October 2002 to the present. Since July 2004, Mr. Lortz has served on the board of directors of NeuroMetrix, Inc., a public company that develops products to treat diseases of the peripheral nerves and spine. Since June 2004, Mr. Lortz has served on the board of directors of Cutera, Inc., a public company which manufactures laser and other light-based products for aesthetic treatments. Mr. Lortz also serves on the board of directors of Fovioptics, Inc., a privately-held company in the healthcare industry. From April 1997 to April 2004, Mr. Lortz was the President and Chief Executive Officer of TheraSense, Inc., a public company offering glucose self-monitoring systems for diabetes management. TheraSense, Inc. was purchased by Abbott Laboratories in April 2004. Prior to April 1997, Mr. Lortz held various positions at LifeScan, a subsidiary of Johnson & Johnson, including Group Vice President, Worldwide Operations and International Franchise Development. Mr. Lortz earned his M.B.A. in Management from Xavier University and his B.S. in Engineering Science from Iowa State University.

Robert J. Palmisano, Mr. Palmisano joined us as our President, Chief Executive Officer and a director in April 2003. From April 2001 to April 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001 Mr. Palmisano served as President and Chief Executive Officer and a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano earned his B.A. in Political Science from Providence College. Since March 2005, Mr. Palmisano has served as a member of the Board of Directors of Osteotech, Inc. Since May 2002, Mr. Palmisano has served as a member of the Board of Directors of Songbird Hearing, Inc.

General Information

Board of Directors

Our Board of Directors is responsible for supervision of the overall affairs of the Company. To assist in carrying out its duties, the Board has delegated authority to three committees. During 2004, our Board held nine meetings (including telephonic meetings). Each incumbent director who served during this period other than Mr. Milder attended at least 75% of the aggregate of the Board and the committee meetings held during the period in which he or she was a director or committee member.

The Company does not have a policy with regard to Board members’ attendance at annual meetings of stockholders.

Director Independence

Each of the Company’s directors is deemed to be an independent director as defined in the Nasdaq Listing Standards, except for Mr. Palmisano, who serves as the Company’s Chief Executive Officer. In determining independence, each year the Board considers whether directors have any relationship that would interfere with the exercise or independent judgment in carrying out the responsibilities of a director.

Corporate Governance

Our Board of Directors is committed to effective corporate governance practices. We have adopted the Code of Business Conduct and Ethics (the “Code of Ethics”), which summarizes the basic principles and standards of conduct to guide all of our directors, officers and employees in our goal to achieve the highest business and personal ethical standards, as well as compliance with the laws and regulations that apply to our business. The Board adopted Corporate Governance Guidelines (the “Guidelines”) in an effort to continue to enhance and promote corporate governance and to promote the effective functioning and performance of the Board of Directors and its committees. All of the corporate governance documents, including the Code of Ethics, Guidelines and committee charters, are available on the Corporate Governance section of the Company’s website. Our website address is www.intralase.com.

The Guidelines address a number of important issues such as:

•	Selection process and qualifications for Board membership;

•	Board composition, structure, operation and compensation;

•	Annual performance reviews for the Board and each committee;

•	Management succession planning;

•	Committee composition; and

•	Annual performance reviews for the Chief Executive Officer.

Our Board of Directors and management have reviewed the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, and Nasdaq Listing Standards regarding corporate governance policies and procedures. We believe that our Corporate Governance Guidelines and committee charters meet current requirements and reflect high standards of corporate governance.

Committees of the Board

The Board of Directors has three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

The Audit Committee of the Board currently is comprised of three directors selected by our Board. During the 2004 fiscal year and currently, the members of our Audit Committee were Thomas S. Porter (Chairman), Frank M. Fischer and Mark Lortz. The Board has determined that Mark Lortz is an “audit committee financial expert” as such term is defined in rules of the SEC, and that each member of the Audit Committee is financially literate as defined in the Nasdaq Listing Standards. Each member of the Audit Committee also is “independent” as independence for audit committee members is defined in the Nasdaq Listing Standards.

The Audit Committee acts pursuant to the written Audit Committee Charter approved by the Board of Directors. The current Audit Committee Charter is attached as Appendix A. It is also available on the Corporate Governance section of the IntraLase website. Our website address is www.intralase.com. Pursuant to its charter, the Audit Committee is authorized to handle all matters that it deems appropriate regarding our independent registered public accountants and to otherwise communicate and act upon matters relating to the review and audit of our books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by us. The Audit Committee held eight meetings (including telephonic meetings) during 2004.

The Compensation Committee of the Board currently is comprised of four directors selected by our Board. The current members of the Compensation Committee are William J. Link, Ph.D. (Chairman), Frank M. Fischer, Gilbert H. Kliman, M.D., and Thomas S. Porter. Each member of the Compensation Committee is an independent director as defined in the Nasdaq Listing Standards. The Compensation Committee acts pursuant to the written Compensation Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the IntraLase website, www.intralase.com. The responsibilities of the Compensation Committee include advising the Board on officer and employee compensation. The Compensation Committee establishes and reviews all compensation programs for our executive officers and other key employees. The Compensation Committee held four meetings (including telephonic meetings) during 2004.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board currently is comprised of three directors selected by our Board. During the 2004 fiscal year and currently, the members of our Nominating Committee were Gilbert H. Kliman, M.D., Mark Lortz and Donald B. Milder. Each member of the Nominating Committee is an independent director as defined in the Nasdaq Listing Standards. The Nominating Committee acts pursuant to the written Nominating and Corporate Governance Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the IntraLase website, www.intralase.com. The functions of the Nominating Committee include identifying and recommending potential candidates qualified to become members of our board of directors and evaluating and reviewing the performance of our existing directors. Additionally, this committee makes recommendations to our board of directors regarding governance matters. During 2004, the Nominating Committee did not meet apart from the full Board.

Members of the Board of Directors, management or stockholders may recommend director candidates. The Nominating Committee also may use the services of an executive search firm to help identify and evaluate possible nominees for director. Stockholders may recommend nominees for membership on the Board to the Nominating Committee by submitting the names and qualifications in writing to the Corporate Secretary of the Company at 9701 Jeronimo, Irvine, California 92618. IntraLase’s bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual meeting of stockholders, which are described in the section entitled “Stockholder Proposals” below. A stockholder’s recommendation of a qualified candidate that is made in accordance with these procedures will be subject to the same evaluation process as other nominees considered by the Nominating Committee. No director nominations by stockholders have been received as of the filing of this proxy statement.

In assessing each potential candidate, the Nominating Committee will review the nominee’s experience, training, education, independence, understanding of the Company’s or other related industries and such other factors the Committee determines appropriate in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors in evaluating candidates for Board membership as are the needs of the Company and the range of talent and experience already represented on the Board. The Nominating Committee will also take into account the ability and willingness of a candidate to devote the time and effort necessary to fulfill his or her responsibilities.

Compensation of Directors

Each of our directors who is not an employee, referred to throughout this proxy statement as an “outside director,” effective January 1, 2005, receives an annual retainer of $14,000, payable quarterly, $2,500 for each board meeting attended in person and $1,000 for each committee meeting attended in person or for telephonic meetings exceeding one hour. In addition, the audit committee chairperson receives an annual retainer of $14,000, payable quarterly, and all directors may be reimbursed for expenses incurred in connection with their attendance at board and committee meetings. Outside directors may receive their annual retainer and the audit committee chairperson may receive his annual retainer in cash or in a stock option issued for the fair market value on the date of grant, vesting immediately, for the number of shares equivalent to the value of the cash compensation based upon using a Black-Scholes or bi-nomial model to determine the value of each on the date of grant.

In addition, each person who is elected or appointed for the first time to be an outside director is granted an initial option, on the date of his or her election or appointment to the board, to purchase 40,000 shares of our common stock. The initial option grants become exercisable as to 20,000 shares on the first anniversary of the date of grant, with the balance becoming exercisable one year thereafter. Outside directors will, following the one-year anniversary of their appointment and each one year anniversary thereafter, receive an additional option to purchase 12,000 shares of our common stock on the next business day following our annual meeting, such option becoming exercisable immediately. Options are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

The Compensation Committee requested that our Human Resources department hire an independent executive compensation firm to collect and assess competitive compensation information for outside directors and to report the information to the Compensation Committee in order that the Compensation Committee could consult such report prior to implementing the outside director compensation effective January 1, 2005.

Executive Officers and Directors

The following table sets forth information with respect to our executive officers and directors as of June 15, 2005:

Name	Age	Position
Robert J. Palmisano	60	President and Chief Executive Officer, Director
Shelley B. Thunen	52	Executive Vice President and Chief Financial Officer
P. Bernard Haffey	42	Executive Vice President and Chief Commercial Officer
Charline Gauthier, O.D., Ph.D.	42	Executive Vice President and Chief Operating Officer
James A. Lightman	47	Senior Vice President and General Counsel
Kevin Harley	46	Vice President, Human Resources
Tibor Juhasz, Ph.D.	46	Vice President and Chief Technical Officer
Ronald M. Kurtz, M.D.	42	Vice President, Medical Director
Eric Weinberg	44	Vice President, Marketing and Professional Affairs
William J. Link, Ph.D.(2)	59	Director, Chairman of the Board
Frank M. Fischer(1)(2)	63	Director
Gilbert H. Kliman, M.D.(2)(3)	46	Director
Mark Lortz(1)(3)	53	Director
Donald B. Milder(3)	51	Director
Thomas S. Porter(1)(2)	62	Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and governance committee.

Robert J. Palmisano. Mr. Palmisano joined us as our President, Chief Executive Officer and a director in April 2003. From April 2001 to April 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001 Mr. Palmisano served as President and Chief Executive Officer and a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano earned his B.A. in Political Science from Providence College. Since March 2005, Mr. Palmisano has served as a member of the Board of Directors of Osteotech, Inc. Since May 2002, Mr. Palmisano has served as a member of the Board of Directors of Songbird Hearing, Inc.

Shelley B. Thunen. Ms. Thunen has served as our Executive Vice President and Chief Financial Officer since October 2004. From May 2001 to October 2004, Ms. Thunen served as our Chief Financial Officer. From January 2000 to January 2001, she was the Executive Vice President, Chief Financial Officer and Corporate Secretary of Versifi, Inc., which designs, develops and markets Java internet infrastructure software. Versifi was acquired by Reef SA/NV in December 2000. From August 1992 to January 2000, Ms. Thunen was the Chief Financial Officer, Vice President of Operations and Corporate Secretary of VitalCom, Inc., a leading manufacturer of computer networks for cardiac monitoring systems. VitalCom was acquired by General Electric Corp. in 2001. Ms. Thunen earned her M.B.A. and her B.A. in Economics from the University of California, Irvine.

P. Bernard Haffey. Mr. Haffey has served as our Executive Vice President and Chief Commercial Officer since July 2004. From March 2003 to July 2004, Mr. Haffey served as our Vice President, Business Development. From September 2001 to September 2002, Mr. Haffey was the Chief Executive Officer of NeuroVision, Inc., an early stage vision therapy company. From September 1997 to December 2000, Mr. Haffey was Executive Vice President, Chief Commercial Officer and Vice President of Marketing and Sales at Summit Autonomous, Inc. Prior to September 1997, Mr. Haffey held key sales and marketing positions with Mentor

Corporation, a medical device company serving multiple markets including the ophthalmic market. Mr. Haffey earned his B.A. from Colgate University and his M.B.A. from Cornell University.

Charline Gauthier, O.D., Ph.D. Dr. Gauthier has serviced as our Executive Vice President and Chief Operating Officer since October 2004. From July 2003 to October 2004, Ms. Gauthier served as our Vice President, Research, Development and Corporate Affairs. After Summit Autonomous Inc. was acquired by Alcon, Inc. in October 2000, Dr. Gauthier was hired by Alcon, Inc. and from October 2000 to December 2001 served as its Vice President and General Manager of the Orlando Technology Center and was responsible for medical lasers and accessories for eye surgery. From April 2000 to October 2000, she was the Executive Vice President and Chief Operations Officer of Summit Autonomous, Inc. From October 1998 to April 2000, Dr. Gauthier was the Chief Operating Officer of Autonomous Technologies Corporation or ATC. ATC was acquired by Summit Autonomous in April 2000. Dr. Gauthier earned her M.B.A. from Crummer Graduate School of Business, Rollins College, her Ph.D. from the University of New South Wales in Sydney, Australia and her Doctor of Optometry, from the University of Waterloo, Canada.

James A. Lightman. Mr. Lightman has served as our Senior Vice President and General Counsel since February 2005. From December 2004 to January 2005, Mr. Lightman was the Vice President, Finance and Administration and General Counsel at Amicore, Inc., which provides software and services to physicians. From May 2002 to December 2004, Mr. Lightman was Vice President and General Counsel at Amicore, Inc. From January 2001 to May 2002, Mr. Lightman was Vice President, General Counsel and Secretary at Zaiq Technologies, Inc., a semiconductor design engineering solutions firm. From January 2000 through December 2000, Mr. Lightman was Senior Vice President, General Counsel and Clerk for Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Mr. Lightman earned his law degree, cum laude, from Boston University School of Law and his B.S., magna cum laude, from Boston University School of Management.

Kevin Harley. Mr. Harley has served as our Vice President, Human Resources since August 2004. From July 2001 to August 2004, Mr. Harley served as Vice President of Employee Relations for Edwards Lifesciences Corporation, a public company that provides products and technologies designed to treat advanced cardiovascular disease. From April 2000 to July 2001, Mr. Harley served as Vice President of Human Resources for Edwards Lifesciences Corporation. From December 1999 to April 2000, Mr. Harley served as Vice President of Human Resources for Baxter Healthcare Corporation (Cardiovascular Group), the principal U.S. operating subsidiary of Baxter International Inc., a public company that operates as a global medical products and services company for the treatment of complex medical conditions related to the blood and circulatory systems. From May 1994 to December 1999, Mr. Harley served as Director of Human Resources for Baxter Healthcare Corporation (Cardiovascular Group) and, prior to May 1994, Mr. Harley held various other positions with Baxter Healthcare Corporation. Mr. Harley earned his B.A. from the University of Buffalo in Psychology and his M.B.A. in Human Resources from National University.

Tibor Juhasz, Ph.D. Dr. Juhasz is a co-founder of IntraLase. Dr. Juhasz has served as our Chief Technical Officer since September 1997. From August 1988 to March 1996, Dr. Juhasz was the Chief Scientist at Intelligent Surgical Lasers Inc., where he led a team in developing the first ultra-fast laser ever used in ophthalmology. From March 1996 to September 1997, Dr. Juhasz held key research positions with Escalon Medical. From 1996 to the present, Dr. Juhasz has been an associate professor of biomedical engineering and ophthalmology at the University of Michigan. Dr. Juhasz earned his B.A. and Ph.D. in Physics from JATE University of Szeged, Hungary in 1986, along with post-doctoral training at the University of Rochester and the University of California, Irvine.

Ronald M. Kurtz, M.D. Dr. Kurtz is a co-founder of IntraLase. Dr. Kurtz has served as our Vice President, Medical Director since January 1999. Since October 2000, Dr. Kurtz has served as an Associate Clinical Professor at the University of California, Irvine. From December 1997 to January 1999, Dr. Kurtz served as our President and Chief Executive Officer. From July 1995 to October 2000, Dr. Kurtz was an Assistant Professor of

Ophthalmology at the University of Michigan where he established the Ultrafast Laser Medical Group, which was responsible for developing many of IntraLase’s key licensed patents. Dr. Kurtz earned his B.A. in Biochemistry from Harvard College and his M.D. from the University of California, San Diego.

Eric Weinberg. Mr. Weinberg has served as our Vice President, Marketing and Professional Affairs since September 1999. From March 1993 to September 1999, Mr. Weinberg was the Global Director of Refractive Surgery at Chiron Vision, a subsidiary of the Chiron Corporation specializing in ophthalmic surgical products. At Chiron Vision, Mr. Weinberg was responsible for the management of its microkeratome blade technology, laser product lines and its LASIK education program.

William J. Link, Ph.D. Dr. Link has served on our Board of Directors since December 1998 and became our Chairman of the Board in July 2003. Dr. Link has served on the board of directors of Advanced Medical Optics, Inc. since June 2002. Dr. Link is a founder and since November 1999 has been a managing director of Versant Venture Management LLC, a medical and healthcare venture capital firm. Since January 1998, Dr. Link has been a managing member of Brentwood IX Ventures and Brentwood VIII Ventures. From January 1986 to December 1997, Dr. Link was the Chairman and Chief Executive Officer of Chiron Vision. Dr. Link earned his B.S., M.S. and Ph.D. degrees in Mechanical Engineering from Purdue University.

Frank M. Fischer. Mr. Fischer has served on our Board of Directors since September 2002. Since January 2000, Mr. Fischer has served as the President and Chief Executive Officer and a director of NeuroPace, Inc., a private company that develops and sells treatment devices for neurological disorders. From May 1998 until December 1999, Mr. Fischer was President, Chief Executive Officer and a director of Heartport, Inc., a public cardiac surgery company. Mr. Fischer earned his B.S.M.E. and his M.S. in Management from Rensselaer Polytechnic Institute.

Gilbert H. Kliman, M.D. Dr. Kliman has served on our Board of Directors since October 2000. Since February 1999, Dr. Kliman has been a Managing Director of InterWest Partners, a venture capital firm. From December 1996 to February 1999, Dr. Kliman was a Venture Partner of InterWest. A board-certified ophthalmologist, Dr. Kliman is the former West Coast Director of LCA Vision and previously was an Assistant Professor of Ophthalmology at New England Medical Center. Dr. Kliman earned his B.A. from Harvard University, his M.D. from the University of Pennsylvania and his M.B.A. from Stanford University.

Mark Lortz. Mr. Lortz has served on our Board of Directors from October 2002 to the present. Since July 2004, Mr. Lortz has served on the board of directors of NeuroMetrix, Inc., a public company that develops products to treat diseases of the peripheral nerves and spine. Since June 2004, Mr. Lortz has served on the board of directors of Cutera, Inc., a public company which manufactures laser and other light-based products for aesthetic treatments. Mr. Lortz also serves on the board of directors of Fovioptics, Inc., a privately-held company in the healthcare industry. From April 1997 to April 2004, Mr. Lortz was the President and Chief Executive Officer of TheraSense, Inc., a public company offering glucose self-monitoring systems for diabetes management. TheraSense, Inc. was purchased by Abbott Laboratories in April 2004. Prior to April 1997, Mr. Lortz held various positions at LifeScan, a subsidiary of Johnson & Johnson, including Group Vice President, Worldwide Operations and International Franchise Development. Mr. Lortz earned his M.B.A. in Management from Xavier University and his B.S. in Engineering Science from Iowa State University.

Donald B. Milder. Mr. Milder has served on our Board of Directors since May 2002. Since November 1999, Mr. Milder has been a Managing Director at Versant Venture Management LLC, where he specializes in medical device and healthcare service investing. Prior to co-founding Versant Ventures, from 1989 to the present, Mr. Milder has led healthcare investing at Crosspoint Venture Partners, where he is a general partner. Mr. Milder has assumed roles as a board member in more than 20 companies, including TheraTx, Inc., Informed Access Systems, Discovery Partners International, Inc. and Sonus Pharmaceuticals, Inc. Mr. Milder earned his B.A. in economics at Union College and his M.B.A. from Harvard Business School.

Thomas S. Porter. Mr. Porter has served on our Board of Directors since December 1997. Since January 2004, Mr. Porter has served as General Partner of Trillium Ventures, a venture investment and consulting firm. Since February 2005, Mr. Porter has also served as Executive-In-Residence at the Ross School of Business at the University of Michigan where he has taught and served on the Corporate Advisory Board since 1993. From May 1987 to January 2004 Mr. Porter led health care investing for EDF Ventures, a venture capital firm that he co-founded and now serves as Partner Emeritus. Mr. Porter earned his B.A. from DePauw University and earned an M.B.A. from the University of Michigan.

Executive Compensation

The following table sets forth all compensation received for services rendered to us in all capacities during the year ended December 31, 2004, by our current chief executive officer, and each of the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2004. These officers are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

	Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation
Robert J. Palmisano President and Chief Executive Officer(1)	2004 2003 2002	$438,109 290,570 —	(4)	$280,714 179,263 —	$46,665 32,150 —	(5) (6)	126,267 1,154,445 —	$1,645 715 —

Shelley B. Thunen Executive Vice President and Chief Financial Officer	2004 2003 2002	208,850 186,923 175,673		93,575 60,291 17,785	— — —		14,431 33,378 97,999	573 552 —

P. Bernard Haffey Executive Vice President and Chief Commercial Officer(2)	2004 2003 2002	243,029 158,092 —		106,501 71,511 —	— — —		28,860 237,311 —	249 185 —

Charline Gauthier Executive Vice President and Chief Operating Officer(3)	2004 2003 2002	229,251 112,988 —		93,286 62,016 —	— 60,767 —	(7)	14,431 230,095 —	249 102 —

Eric Weinberg Vice President, Marketing and Professional Affairs	2004 2003 2002	194,059 180,000 175,933		65,612 38,788 20,000	— — —		7,215 14,431 83,321	249 240 —

(1)	Mr. Palmisano joined us as our President and Chief Executive Officer in April 2003.
(2)	Mr. Haffey joined us as our Vice President, Business Development in March 2003.
(3)	Dr. Gauthier joined us as our Vice President, Research, Development and Corporate Affairs in July 2003.
(4)	Includes signing bonus for accepting the position as our Chief Executive Officer.
(5)	Includes $46,665 in temporary living expenses.
(6)	Includes $32,150 in temporary living expense.
(7)	Includes $60,767 in relocation expenses.

Option Grants in Fiscal 2004

The following table sets forth information concerning stock options granted to our named executive officers during the fiscal year ended December 31, 2004, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. No stock appreciation rights were granted to our named executive officers during 2004.

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal Year 2004	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(7)
						5%	10%
Robert J. Palmisano	126,267	(1)	10.44%	$4.49	April 27, 2014	$356,584	$903,655
Charline Gauthier	14,431	(2)	1.19	4.49	April 27,2014	40,754	103,278
P. Bernard Haffey	14,430	(3)	1.19	4.49	April 27,2014	40,751	103,271
P. Bernard Haffey	14,430	(4)	1.19	11.91	June 25, 2014	108,040	273,795
Shelley B. Thunen	14,431	(5)	1.19	4.49	April 27,2014	40,754	103,278
Eric Weinberg	7,215	(6)	0.60	4.49	April 27, 2014	20,376	51,636

(1)	Pursuant to the terms of our 2000 Stock Incentive Plan, Mr. Palmisano was granted incentive stock options to purchase 10,522 shares of our common stock and nonqualified stock options to purchase 115,745 shares of our common stock. With respect to Mr. Palmisano’s incentive stock options, the options become exercisable as to 25% of the shares on January 27,2008, with the balance becoming exercisable in 25% increments each month thereafter through April 27,2008. With respect to Mr. Palmisano’s nonqualified stock options, the options become exercisable as to 27.27% of the shares on the first anniversary of the date of grant, with the balance becoming exercisable in 2.27% increments each month thereafter.
(2)	Pursuant to the terms of our 2000 Stock Incentive Plan, Dr. Gauthier was granted incentive stock options to purchase 4,520 shares of our common stock and nonqualified stock options to purchase 9,911 shares of our common stock. Dr. Gauthier’s incentive stock options become exercisable as to 6.1% of the shares on January 27, 2007, with the balance becoming exercisable in 6.1% increments each month through December 27, 2007 and in 6.64% increments per month thereafter through April 27, 2008. Dr. Gauthier’s nonqualified stock options became exercisable as to 36.4% of the shares on the first anniversary of the date of grant, with the balance becoming exercisable in 3% increments each month through December 27, 2006 and the remaining 3% thereafter becoming exercisable in equal monthly increments until December 27, 2007.
(3)	Pursuant to the terms of our 2000 Stock Incentive Plan, Mr. Haffey was granted incentive stock options to purchase 4,810 shares of our common stock and nonqualified stock options to purchase 9,620 shares of our common stock. Mr. Haffey’s incentive stock options become exercisable as to 6.25% of the shares on January 27, 2007, with the balance becoming exercisable in 6.25% increments each month through April 27, 2008. Mr. Haffey’s nonqualified stock options become exercisable as to 37.5% of the shares on the first anniversary of the date of grant, with the balance becoming exercisable in 3.13% increments each month through April 27, 2006.
(4)	Pursuant to the terms of our 2000 Stock Incentive Plan, Mr. Haffey was granted incentive stock options to purchase 3,736 shares of our common stock and nonqualified stock options to purchase 10,694 shares of our common stock. Mr. Haffey’s incentive stock options become exercisable as to 4.31% of the shares on January 27, 2007, with 4.31% of the shares becoming exercisable each month through December 25, 2007 and in 8.04% increments per month thereafter through June 25, 2008. Mr. Haffey’s nonqualified stock options become exercisable as to 33.74% of the shares on the first anniversary of the date of grant, with the balance becoming exercisable in 2.81% increments each month through December 25, 2006 and in 1.3% increments through December 25, 2007.

(5)	The options became exercisable as to 25% of the shares on April 27, 2005, with the balance becoming exercisable in 2.08% increments each month thereafter.
(6)	The options became exercisable as to 25% of the shares on April 27, 2004 with the balance becoming exercisable in 2.08% increments each month thereafter.
(7)	The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% are calculated based on rules promulgated by the Securities and Exchange Commission based upon a per share market price of the common stock underlying the stock options at the time the options were granted and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises and Values for Fiscal 2004

The following table sets forth information concerning the number of shares underlying unexercised stock options held by our named executive officers at December 31, 2004, and the value of such named executive officers’ unexercised options at December 31, 2004. The value of unexercised in-the-money options at December 31, 2004 represents an amount equal to the difference between the price of $23.48 per share and the applicable option exercise price, multiplied by the number of unexercised in-the-money options. No stock options were exercised by our named executive officers in 2004.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

Name	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the- Money Options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Palmisano	481,021	799,691	$10,074,360	$16,501,737
Bernard Haffey	94,390	171,780	1,976,876	3,434,315
Charline Gauthier	81,495	163,031	1,706,807	3,386,271
Shelley B. Thunen	109,021	94,086	2,366,988	2,002,705
Eric Weinberg	36,725	52,370	803,244	1,122,816

Employment Agreement with Mr. Palmisano

Mr. Palmisano is employed as our President and Chief Executive Officer pursuant to a three-year employment agreement dated April 10, 2003. Under his employment agreement, Mr. Palmisano is entitled to receive a base annual salary of $450,000, effective with the initial public offering during 2004. Mr. Palmisano is also entitled to a monthly housing expense allowance of up to $3,750 and a monthly car expense allowance of $1,000.

For eighteen months following the closing of the initial public offering and the commencement of trading of our common stock and during such period for as long as Mr. Palmisano is employed by us, if he moves his primary residence to Orange County, California, we will pay for (i) up to two round-trip airfares for his family to come to Orange County to participate in identifying a home in Orange County and (ii) the consequential costs of selling his home in Massachusetts. In addition, when Mr. Palmisano decides to relocate, we will pay for his reasonable moving expenses. We will pay Mr. Palmisano an amount to reimburse him for any income taxes due on the moving expense reimbursement on a gross-up basis.

Prior to the closing of the offering, Mr. Palmisano was entitled to receive an annual cash bonus in an amount of up to fifty percent (50%) of his then-current base salary. From the closing of the initial public offering and the commencement of trading of our common stock he was entitled to receive an annual cash bonus in an amount of up to sixty five percent (65%) of his then-current base salary. The annual bonus will be paid based upon IntraLase’s performance as measured against the goals set by our board of directors for each fiscal year. The bonus is payable within ninety days following the end of each fiscal year.

Upon joining IntraLase, Mr. Palmisano received options to purchase 1,154,445 shares of our common stock at an exercise price of $2.54 per share. The options vest over four years of continuous service in accordance with the usual vesting provisions of our 2000 Stock Incentive Plan. Any unvested options held by him will vest in full and become immediately exercisable upon a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation, dissolution or winding up of IntraLase. In addition, he is eligible to receive annual option grants in accordance with our policies and procedures. On April 27, 2004, Mr. Palmisano received options to purchase 126,267 shares of our common stock at an exercise price of $4.49 per share. The options vest over four years of continuous service in accordance with the vesting provisions of our 2000 Stock Incentive Plan.

Pursuant to the terms of the foregoing employment agreement, Mr. Palmisano is eligible to participate in any and all other plans providing general benefits for our employees including, without limitation, life, medical, dental and 401(k) savings plans. If Mr. Palmisano’s employment is terminated other than for good cause or if he resigns voluntarily for good reason, he is entitled to receive:

•	accrued salary;

•	accrued but unused vacation;

•	his then current annual salary for a two-year period;

•	a bonus proportional to the annual bonus which would have been achievable for such fiscal year provided our actual performance equals or exceeds the agreed upon goals on a year to date basis for the period from the end of the prior fiscal year through the effective date of such expiration or termination; and

•	payment of premiums if he elects continuation coverage under COBRA.

If terminated upon a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation, dissolution or winding up of IntraLase, he will receive each of the foregoing benefits except that he will continue receive his then-current annual salary for a three-year period and a lump sum payment of three years’ worth of his bonus. If Mr. Palmisano’s employment is terminated for good cause or if he voluntarily resigns for other than a good reason he will be entitled to receive accrued, but unpaid salary and accrued vacation pay, but no other amounts. Mr. Palmisano’s employment agreement also contains obligations to maintain the confidentiality of IntraLase’s information.

Employment Agreement with Dr. Gauthier

Dr. Gauthier is employed as our Executive Vice President and Chief Operating Officer. Pursuant to an employment letter agreement dated May 14, 2003 she is entitled to receive a base salary of $234,000 per year after our initial public offering. Effective October 2004, Dr. Gauthier was promoted from Vice President, Research, Development and Corporate Affairs to her current position and received a salary increase to $275,000 per annum. Dr. Gauthier is also eligible to receive an annual bonus in an amount of up to thirty percent (30%) of her then-current base salary (increased to 40% in 2004 upon her promotion to Executive Vice President and Chief Operating Officer), which shall be paid based upon IntraLase’s performance as measured against certain predetermined goals for each fiscal year. Dr. Gauthier is also entitled to a monthly car expense of $500.

Upon joining IntraLase, Dr. Gauthier received options to purchase 230,095 shares of our common stock at an exercise price of $2.54 per share. The options vest over four years of continuous service in accordance with the usual vesting provisions of our 2000 Stock Incentive Plan. Any unvested options held by her will vest in full and become immediately exercisable upon a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation, dissolution or winding up of IntraLase. In addition, she is eligible to receive annual option grants in accordance with our policies and procedures. On April 27, 2004, Dr. Gauthier received options to purchase 14,431 shares of our common stock at an exercise price of $4.49 per share. The options vest over four years of continuous service in accordance with the vesting provisions of our 2000 Stock Incentive Plan.

Pursuant to the terms of the foregoing employment letter agreement, Dr. Gauthier is eligible to participate in any and all other plans providing general benefits to our employees including, without limitation, life, medical, dental and 401(k) savings plans.

Employment Agreement with Mr. Harley

Mr. Harley is employed as our Vice President, Human Resources pursuant to an employment letter agreement dated July 14, 2004. Under his employment letter agreement, he is entitled to receive a base salary of approximately $180,000 per year. Mr. Harley is also eligible to receive an annual bonus in an amount of up to thirty percent (30%) of his then-current base salary, which shall be paid based upon IntraLase’s performance as measured against certain predetermined goals for each fiscal year.

In addition, Mr. Harley is entitled to the following:

•	Upon joining IntraLase and the approval of our board of directors, Mr. Harley was granted options to purchase 128,280 shares of our common stock at an exercise price of $12.73.

•	Mr. Harley is eligible to participate in any and all other plans providing general benefits for our employees including, without limitation, life, medical, dental and 401(k) savings plans.

Employment Agreement with Mr. Lightman

Mr. Lightman has been employed as our Senior Vice President and General Counsel since February 14, 2005 pursuant to an employment letter agreement dated December 23, 2004. Under his employment letter agreement, he is entitled to receive a base salary of approximately $225,000 per year. He also received a one time signing bonus of $25,000. Mr. Lightman is also eligible to receive an annual bonus in an amount of up to thirty-five percent (35%) of his then-current base salary, which shall be paid based upon IntraLase’s performance as measured against certain predetermined goals for each fiscal year.

If Mr. Lightman moves his primary residence from Boston, Massachusetts to Orange County, California IntraLase will pay for some of his costs associated with selling his home in Massachusetts and moving to California, not to exceed $125,000, inclusive of any gross-up of such costs deemed taxable by the Internal Revenue Service.

In addition, Mr. Lightman is entitled to the following:

•	Mr. Lightman was granted options to purchase 229,740 shares of our common stock at an exercise price of $21.40.

•	If Mr. Lightman is terminated without cause or he leaves for good reason, other than in connection with a change of control, he will receive the severance benefits set forth in his change of control agreement described below except that the severance payment will be equal to one year’s base salary and the period for extension of his benefits will be limited to one year. These rights are greater than the rights provided in the change in control agreements described below.

•	Mr. Lightman is eligible to participate in any and all other plans providing general benefits for our employees including, without limitation, life, medical, dental and 401(k) savings plans.

Change-in-Control Arrangements

In addition to the change in control arrangements provided in Mr. Palmisano’s employment agreement, each of our outstanding stock option agreements and restricted stock purchase agreements provides that there will be an acceleration of vesting upon a change in control event as described in the section “Management—Stock Option Plans.”

In addition, each of Robert Palmisano, Shelley Thunen, Eric Weinberg, Charline Gauthier, Kevin Harley, Bernard Haffey, Tibor Juhasz, Ronald Kurtz and James Lightman has entered into a Change of Control Agreement with us. All of these agreements are substantially similar to each other. Under these agreements, after we begin any effort to sell IntraLase and prior to a change of control as defined below or twelve months following or otherwise in connection with a change of control, if we terminate the executive officer’s employment without cause, or if the executive officer quits for good reason, we will pay them the following as severance:

•	a cash amount equal to a percentage of the sum of (a) their then current annual base salary subject to possible adjustment if their salary was lowered in the prior 60 days, plus (b) their target bonus for the then current year or for the year immediately prior to the change of control, whichever is higher. These payments are in addition to and not in lieu of salary and bonus for the current year that has been earned but not yet paid. The percentage is 100% in the case of Mr. Harley, Dr. Juhasz, Dr. Kurtz and Mr. Weinberg, 200% in the case of Dr. Gauthier, Mr. Haffey, Mr. Lightman and Ms. Thunen and 300% in the case of Mr. Palmisano;

•	until the earlier of a certain period of time from the date of termination or the date they start a new job with substantially similar benefits, whichever is earlier, we will provide them with any medical, dental, disability, life insurance and automobile reimbursement benefits and other perquisites in effect at the time of termination, subject to possible adjustment if benefits were lowered within the past 60 days. The period of time is one year in the case of Mr. Harley, Dr. Juhasz, Dr. Kurtz and Mr. Weinberg, two years in the case of Dr. Gauthier, Mr. Haffey, Mr. Lightman and Ms. Thunen and three years in the case of Mr. Palmisano;

•	following such time period of payment of benefits, we will permit the executive officer to elect to continue their medical and dental benefits under COBRA, which election shall be made at the time of termination and paid by us for the period provided herein;

•	all IntraLase stock options held by the executive officer will become exercisable and remain exercisable for the life of the options; and

•	we will continue to manage our Non-Qualified Executive Deferred Compensation Plan during the full period that the executive officer has elected to receive benefits under such plan. An election to commence payments thereunder upon retirement shall be executive’s retirement from full-time employment with any employer or age 65, whichever is earlier.

If and to the extent that any payments in the context of a change of control are made to our executive officers and exceed three times the average of that executive officer’s W-2 compensation for the five years preceding the change of control, the payments or benefits will be subject to the excise tax imposed by Section 4999 and the nondeductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances we will make a gross-up payment to the executive officer to compensate the executive officer for all taxes imposed under Section 4999 and we will not be permitted to deduct from our taxes the full amount of the compensation paid to the executive officer.

In these agreements, change of control means one or more of the following:

•	any person becomes the owner of at least 50% of our common stock;

•	if individuals who constitute our board of directors as of the date of the Change of Control Agreement cease to be at least a majority of the board, unless the new directors are approved by at least a majority of the directors in office at the time this agreement is signed, subject to limited exceptions;

•	there is a reorganization, merger, consolidation or similar transaction that will transfer ownership of more than 50% of our outstanding common stock or result in the issuance of new shares of our common stock in an amount equal to more than 50% of the amount of common stock outstanding immediately prior to such issuance; or

•	we are liquidated, dissolved or sell substantially all of our assets.

Report of the Compensation Committee

IntraLase’s compensation policies applicable to its executive officers are administered by the Compensation Committee of the Board of Directors. The Compensation Committee’s members consist of directors who are independent from the executive officers or the management of the Company. IntraLase’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value. The programs are designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders.

Compensation Policy

IntraLase’s executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company’s stockholders. In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and is linked to the accomplishment of specific results that are expected to lead to the creation of value for IntraLase’s stockholders from both a short-term and long-term perspective. With this pay-for-performance and stockholder alignment orientation, IntraLase’s compensation policies and programs are designed to (1) attract, develop, reward and retain highly qualified and productive individuals; and (2) motivate executives to improve the overall performance and profitability of IntraLase.

There are three primary components of executive compensation: base salary, bonus and stock option grants. While the elements of compensation are considered separately, the Compensation Committee takes into account the total compensation package afforded by the Company to the individual executive. The Compensation Committee periodically requests that the Human Resources department of the Company hire an independent executive compensation firm to collect and assess competitive compensation information and to report the information to the Compensation Committee in order that the committee can assess each executive’s compensation. The most recent independent executive compensation firm engagement was completed and reported to the Compensation Committee in February 2005.

Base Salary

Salaries paid to executive officers (including the Chief Executive Officer) are reviewed annually by the Compensation Committee and proposed adjustments are based upon an assessment of the nature of the position and the individual’s contribution to achieving corporate and individual goals which support the corporate goals, experience and tenure of the executive officer, comparable market salary data, growth in the Company’s size and complexity, and changes in the executive’s responsibilities. The Compensation Committee approves all changes to executive officers’ salaries.

Annual Management Bonus

IntraLase has established cash bonus plans for all employees including a plan which includes executive management. Payment of bonuses is dependent on the Company achieving specific performance criteria for the fiscal year. During fiscal 2004, 50% of the bonus was tied to objective Company performance criteria related to revenue, net loss, U.S. market share and completing an initial public offering; provided, however, all of the bonus for our Chief Executive Officer was tied to the Company achieving the corporate performance criteria. The remaining 50% was tied to objective individual performance targets. No amounts attributable to individual performance targets are paid unless the Company first achieves the Company performance targets for the fiscal year at a level of at least 80%. The Company-wide performance targets are established at the beginning of the fiscal year on the basis of an annual budget developed by management and approved by the Board of Directors. The individual performance targets are also established at the beginning of the fiscal year by the individual’s manager and these targets are designed to further IntraLase’s corporate goals. Employee participants are eligible for their individual bonuses based upon IntraLase’s overall achievement of its performances goals and their individual goals by multiplying such participant’s base rate of salary by a percentage value assigned to such participant and the percentage achievement of goals. The Compensation Committee reviews and approves all bonuses for executive officers, based upon an evaluation of the company performance criteria and performance of individual goals. The bonus payments made for fiscal 2004 were based on 110% achievement of corporate criteria, with varying individual performance achievement.

Stock Options

Stock options are designed to align the interests of executives with those of the stockholders. Stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibilities and accountability, for the recognition of superior performance, or as an incentive for continued service with IntraLase as well as continued superior performance. For executive officers, the Chief Executive Officer recommends the number of options to be granted within a range associated with the individual executive’s salary level, and presents this to the Compensation Committee and the entire Board of Directors for their review and approval. The Compensation Committee takes into account the total compensation offered to its executives and the most recent independent executive compensation report when considering the number of options awarded. All grants for employees of the Company are submitted to the Compensation Committee for approval. All grants for executive officers of IntraLase are submitted to the Compensation Committee for approval, which approval is ratified by the entire Board of Directors. See “Executive Officers—Option Grants In Fiscal 2004.”

CEO Compensation

Review of Components of Chief Executive Officer and Named Executive Officer Compensation

The principal components of compensation for the Chief Executive Officer for fiscal 2004 included base salary, bonus and stock options. The Compensation Committee increased Mr. Palmisano’s base salary from $375,000 to $450,000, effective October, 2004, based on the terms and provisions of his employment agreement, which provides for an increase in his base salary upon the successful completion of IntraLase’s initial public offering.

The Compensation Committee has reviewed all components of the Chief Executive Officer’s and the named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the company of all perquisites and other personal benefits and the potential payouts under several potential severance and change-in-control scenarios. Most recently, an analysis setting forth all the above components was prepared by the independent executive compensation firm and reviewed, affixing dollar amounts under the various payout scenarios.

The Committee’s Conclusion

Based on the Compensation Committee’s review and the report prepared by the executive officer compensation consultant engaged by the Committee to assist in such review, the Committee finds the Chief Executive Officer’s and Named Executive Officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

It should be noted that when the Committee considers any component of the Chief Executive Officer’s and a Named Executive Officer’s total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option and restricted stock gains are taken into consideration in the Committee’s decisions. In addition, it is the Committee’s policy to make most compensation decisions taking into account all three elements of compensation.

Our Committee Meetings

At the first committee meeting during the year, the Chief Executive Officer’s proposed compensation is presented, reviewed and analyzed in the context of all the components of his total compensation. Members then have additional time between meetings to ask for additional information and to raise and discuss further questions. Also, at the first Committee meeting during the year, the executive officers’ cash bonuses are determined following a review of the achievement of the corporate and individual performance criteria for the year just ended. The discussion covering the Chief Executive Officer’s compensation is continued at a second Committee meeting, after which a vote is taken. The equity grants to executive officers are planned to be discussed and decided upon annually at the second Committee meeting during the year.

Internal Pay Equity

In the process of reviewing each component separately, and in the aggregate, the Committee directs the Company’s human resources department to prepare or have prepared by an independent consultant, a spreadsheet showing “internal pay equity” within the Company. This spreadsheet shows the relationship between each management level of compensation within the Company (e.g., between the Chief Executive Officer and the Chief Financial Officer and other Named Executive Officers, and then between the Chief Executive Officer and the lower levels of executives). The comparison includes all components of compensation (as previously described), both individually and in the aggregate.

The Committee believes that the relative difference between Chief Executive Officer compensation and the compensation of IntraLase’s other executives for the period reviewed has been reasonably consistent over time and currently with the independent executive consultant’s competitive analysis and an appropriate multiple of other executive’s compensation.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, compensation payments in excess of $1 million to any Named Executive Officer for a taxable year are subject to a limitation of $1 million on the amount we may deduct for tax purposes as an ordinary business expense. Certain performance-based compensation is not subject to the limitation on deductibility. Option grants and other performance based grants under our LTIP will not be subject to the deduction limitation.

The Compensation Committee believes that any application of Section 162(m) to limit deductibility of executive compensation is unlikely to have a material effect on our financial condition or results of operations as a result of the Company’s net operating loss carry-forwards.

The Compensation Committee

William J. Link, Ph.D., Chairman

Frank M. Fischer

Gilbert H. Kliman, M.D.

Thomas S. Porter

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Transactions

Other than the compensation agreements and other arrangements which are described in “Management” and the transactions described below, since January 1, 2004, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by our audit committee or a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Loans to Executive Officers

We received full recourse promissory notes in exchange for loans used to exercise stock options from the following executive officers on September 25, 2000 or March 8, 2002. The outstanding loan balances shown are as of December 31, 2004.

Name of Executive Officer	Date		Loan Balance Outstanding
Eric Weinberg	September 25, 2000	(1)	$77,655
Tibor Juhasz	September 25, 2000	(1)	37,857
Ronald M. Kurtz	September 25, 2000	(1)	37,857
Shelley B. Thunen	March 7, 2002	(2)	88,004
Eric Weinberg	March 8, 2002	(3)	76,505
Tibor Juhasz	March 8, 2002	(3)	87,435
Ronald M. Kurtz	March 8, 2002	(3)	87,435

(1)	These notes bear interest at a rate of 6.22% per annum. Interest accrues and is payable annually, with all remaining accrued and unpaid interest due and payable at such time as the outstanding principal amount is due. The notes are secured by all shares of our common stock held by such executive officer, and such executive officer is obligated to apply any cash proceeds received from the sale of our common stock, or from any distribution with respect to the stock, to the repayment of his or her loan obligations. The notes mature on September 25, 2005.
(2)	The terms of these notes are identical to the September 2000 notes except that these notes mature on March 7, 2007 and Ms. Thunen’s note bears interest at 6.222%.
(3)	The terms of such notes are identical to the September 2000 notes except that these notes mature on March 8, 2007.

As of July 30, 2002, under the relevant provisions of the Sarbanes-Oxley Act of 2002, no further extension of credit, or renewal thereof, directly or indirectly, to or for our executive officers or directors (or equivalent persons) is permitted except for the above grandfathered loans and other permissible exceptions as provided by the Sarbanes-Oxley Act.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors, executive officers and certain key employees. The indemnification agreement provides that the director or officer will be indemnified to the fullest extent not prohibited by law for claims arising in such person’s capacity as a director or officer. We believe that these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

Registration Rights Agreement

Certain persons that previously held our preferred stock and warrants to purchase our preferred stock and who are currently holders of our common stock, have entered into a registration rights agreement with us, as described in our Registration Statement on Form S-1 (File No. 333-116016). These holders include the following entities, each of which is a holder of greater than 5% of our outstanding voting stock: Brentwood Associates IX, Domain Partners IV and DP IV Associates, Enterprise Development Fund II and EDF Ventures, L.P., InterWest Partners VIII, L.P., InterWest Investors Q VIII, L.P. and InterWest Investors VIII, L.P., Versant Venture Capital I, Versant Affiliates Fund I-A, L.P., Versant Affiliates Fund I-B, L.P. and Versant Side Fund I, L.P. General or managing partners of the Brentwood, InterWest and Versant funds also are directors serving on our board of directors. See “Board Composition.” Holders of registration rights also include Ronald Kurtz and Tibor Juhasz, who are officers of IntraLase and holders of our stock that was previously preferred stock.

Founders’ Agreement

In November 2002, we entered into a third amended and restated founders’ agreement with Ronald Kurtz and Tibor Juhasz, our two founders. This agreement provides that we may not terminate either founder for any reason, except upon unanimous agreement of our board of directors. In addition, the agreement provides that either founder may terminate the agreement at any time and for any reason upon thirty days notice.

Stock Performance Graph

The following graph compares the cumulative total stockholder returns for IntraLase’s Common Stock with the cumulative total return of the Nasdaq Composite Index and the Russell 2500 Healthcare Index. The presentation assumes $100 invested on October 6, 2004 in IntraLase’s Common Stock, the Nasdaq Composite Index and the Russell 2500 Healthcare Index with all dividends reinvested. No cash dividends were declared on IntraLase’s Common Stock during this period. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR* CUMULATIVE TOTAL RETURN

Among IntraLase Corp., The Nasdaq Composite Index and

The Russell 2500 Healthcare Index

Measurement Period (Fiscal Year Covered)	IntraLase Corp.	Nasdaq Composite Index	Russell 2500 Healthcare Index
2004 *	$180.62	$110.54	$111.47

*	$100 invested on October 6, 2004 in stock or index-including reinvestment of dividends.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP(“Deloitte”) as the Company’s independent registered public accountants for the year ending December 31, 2005. Although approval by our stockholders of this appointment is not required by law, the Audit Committee is submitting this matter for ratification as a corporate governance practice. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. One or more representatives of Deloitte are expected to be present at the annual meeting. They will be available to answer appropriate questions and will be free to make statements during the meeting.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2005

Report of the Audit Committee

The Audit Committee of the Board is comprised of three independent directors selected by the Company’s Board of Directors. During the 2004 fiscal year and currently, the members of the Audit Committee were Thomas S. Porter (Chairman), Frank M. Fischer, and Mark Lortz.

Deloitte served as the Company’s independent registered public accountants for the year ended December 31, 2004. Deloitte has been the Company’s independent registered public accountants since 1999.

Among its functions, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although management has the primary responsibility for the financial statements and the reporting process. The independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accountants. The Audit Committee also examined with the independent registered public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountant’s examination of the consolidated financial statements.

Deloitte also has confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with Deloitte its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accountants is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

The Audit Committee

Thomas S. Porter, Chairman

Frank M. Fischer

Mark Lortz

Independent Registered Public Accountants

Principal Accounting Fees and Services

All audit and non-audit service provided by Deloitte & Touche during the fiscal years ended December 31, 2004 and December 31, 2003 were pre-approved by the Audit Committee. The following table sets forth the aggregate fees billed to us by Deloitte & Touche for those fiscal years.

	December 31, 2004	December 31, 2003
Audit fees(1)	$196,909	$49,510
Audit-related fees(2)	441,960	18,000
Tax fees(3)	98,060	43,463
All other fees	6,232

Total audit and non-audit fees	$743,161	$110,973

(1)	Includes fees for professional services rendered for the audit of IntraLase’s annual financial statements for fiscal years 2004 and 2003 and for reviews of the interim financial statements for the first three quarters of fiscal 2004 and 2003.
(2)	Includes $425,160 in fees for professional and consultation services rendered in fiscal 2004 in connection with U.S. Securities and Exchange Commission registration statements.
(3)	Includes fees for professional services rendered in connection with tax compliance (including U.S. federal and international returns) of $35,305 and $18,250 in fiscal 2004 and 2003, respectively, and in connection with tax consulting of $62,755 and $25,213 in fiscal 2004 and 2003, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee regularly reviews, pre-approves and determines whether specific projects or expenditures with our independent auditors, Deloitte & Touche LLP and their affiliates, potentially affect their independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Deloitte & Touche. Pre-approval is generally provided by the Audit Committee for up to one year, is detailed as to the particular service to be rendered, and is generally subject to a specific budget. The Audit Committee may also pre-approve additional services or specific engagements on a case-by-case basis. Management is required to provide quarterly updates to the Audit Committee regarding the extent of any services provided in accordance with this pre-approval policy, as well as the cumulative fees for all non-audit services incurred to date.

OTHER MATTERS

Other Business

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the annual meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will have discretion to vote on those matters for you.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of IntraLase common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding” and benefits both you and IntraLase. It reduces the volume of duplicate information received at your household and helps reduce IntraLase’s printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your bank or broker will send one copy of our annual report and proxy statement to your address. Each stockholder will continue to receive a separate proxy card or voting instruction form.

If your shares are held through a broker or bank, you may revoke your consent to householding at any time by calling 1-800-542-1061. When calling, you may be requested to provide the Company’s CUSIP number, which is 461169104. Please have ready your voting instruction form for each account you wish to revoke your consent. If you are a stockholder of record, you may revoke your consent to householding by sending your written request to the Corporate Secretary, IntraLase Corp., 9701 Jeronimo, Irvine, California 92618 or by calling us at 949-859-5230 ext. 214. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your request to the Corporate Secretary of IntraLase at the address or phone number above. If you share your address with another stockholder and the household is receiving multiple sets of the annual report and Proxy Statement, you may request delivery of a single set of materials by contacting your bank or broker, if you are a beneficial owner, or IntraLase at the address or phone number above, if you are a registered stockholder.

Communications with the Board and its Committees

Any stockholder may communicate with the Company’s Board of Directors, or any of its committees, by directing correspondence to the Board, or any committee thereof, c/o the Corporate Secretary, IntraLase Corp., 9701 Jeronimo, Irvine, California 92618. Alternatively, the stockholder may send an e-mail to a mailbox established by the Company. The mailbox address is boardofdirectors@intralase.com. The Company’s Corporate Secretary will receive any such letters or e-mail and forward it to the Chairman of the Nominating Committee or to any individual director or directors to whom the communication is directed.

Stockholder Proposals

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2006 annual meeting of stockholders, the proposal must be received by us, marked to the attention of IntraLase’s Corporate Secretary, at our corporate offices by March 2, 2006. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Under our bylaws, nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered at an annual meeting of stockholders may be made by any stockholder of the Company who (i) is a stockholder of record at the time such stockholder gives the required notice described below, (ii) is entitled to vote at the annual meeting and (iii) complies with the notice procedures described below. For nominations or business proposals to be properly brought by a stockholder before an annual stockholders meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary of the Company, at 9701 Jeronimo, Irvine, California 92618, no later than the close of business on the 120th calendar day before the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the proposal must be received by the Company no later than the close of business on the 10th day following the day on which notice of the annual meeting date is first mailed or publicly announced. For nominations or a business proposal to be properly brought by a stockholder before the 2006 annual meeting of stockholders, written notice thereof must be received by the Company’s Corporate Secretary no later than March 2, 2006, assuming that the date of such meeting is within 30 days of July 21, 2006. The notice must set forth (a) as to each proposed director nominee, all information with respect to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required pursuant to the federal securities laws, (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) as to the stockholder giving notice and the beneficial owner, if any, the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Under Rule 14a-4 promulgated under the Securities and Exchange Act of 1934, as amended, we will be allowed to use our discretionary voting authority under proxies solicited by us to vote on any proposal that is raised at the 2005 annual meeting, without any discussion of the matter in the proxy statement. If we do not receive any stockholder proposals for our 2006 annual meeting before May 16, 2006, we will be able to use our discretionary voting authority at the 2006 annual meeting We were not notified of any stockholder proposals to be addressed at our 2005 Annual Meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting..

Appendix A

Audit Committee Charter

I.	PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of IntraLase Corp. (the “Company”) to provide assistance to the Board in fulfilling the Board’s responsibilities to the Company’s stockholders and potential stockholders, and to the investment community, relating to the Company’s corporate accounting and financial reporting practices, as well as the quality and integrity of the Company’s audits and financial statements and reports. The Committee’s primary duties and responsibilities are to:

•	Monitor the reliability and integrity of the Company’s financial reporting and disclosure practices and systems of internal controls;

•	Monitor the Company’s compliance with legal and financial regulatory requirements;

•	Monitor the qualifications and independence of the Company’s independent auditors;

•	Monitor the performance of the Company’s internal audit function and of the Company’s independent auditors;

•	Provide an avenue of communication among the independent auditors, management and the Board; and

•	Prepare the Committee’s annual report for inclusion in the Company’s proxy statement.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts as it deems necessary in the performance of its duties, which experts need not be the same as are regularly retained by the Company to perform such functions.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (GAAP). This is the responsibility of management and the independent auditors.

The Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Article IV of this Charter.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board.

Committee members shall meet the independence and experience requirements set forth in the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), and in applicable listing standards. Without limiting the foregoing, each Committee member shall be an independent director, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Company’s criteria for director independence are set forth in the Company’s Corporate Governance Guidelines, a copy of which is available under the section titled “Corporate Governance” on the Company’s website at www.intralase.com.

In addition, all members of the Committee shall have a working familiarity with basic finance and accounting practices and shall be financially literate, as determined in the business judgment of the Board, or shall meet such standards within a reasonable period of time after the director’s appointment to the Committee. At least one member of the Committee shall qualify as an “audit committee financial expert,” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002.

The members of the Committee shall be appointed by the Board at the recommendation of the Board, or the Nominating and Corporate Governance Committee, at the annual organizational meeting of the Board, and they shall continue as members of the Committee until their successors are duly appointed and qualified. Unless a Chairperson for the Committee is appointed by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

Members of the Committee shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that simultaneous service would not impair the ability of the member to effectively serve on the Committee and the Board discloses this determination in the Company’s proxy statement.

III.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet privately and separately in executive session at least two times annually with management, the executive officer heading the internal auditing staff and the independent auditors to discuss any matters that the Committee or each of these groups believes should be discussed. The Company may require any Company officer or employee or the Company’s outside counsel or external auditor to attend any Committee meeting or to meet with any members of, or consultants to, the Committee, and to provide pertinent information as necessary. In addition, the Committee or at least its Chairperson should meet with the independent auditors and/or management quarterly to review the Company’s financial statements.

The Committee Chairperson shall prepare and/or approve an agenda in advance of each meeting and, whenever reasonably practicable, circulate the agenda to each member prior to the meeting date. The Committee shall maintain minutes and other relevant documentation of all its meetings.

IV.	RESPONSIBILITIES AND DUTIES

A.	Independent Auditors

1.	The independent auditors shall be directly accountable to the Committee and indirectly accountable to the Board through the Committee. The Committee shall review the independence and evaluate the performance of the auditors and annually approve the appointment/retention of the independent auditors or approve any discharge of auditors when circumstances warrant. The Committee shall have the sole authority to terminate the engagement of the Company’s independent auditors; provided, however, the Committee shall discontinue the Company’s engagement of the independent auditors with respect to any independent audit if the Company’s chief executive officer, chief financial officer, controller, chief accounting officer or person serving in an equivalent position was employed by the auditor and participated in any capacity in auditing of the Company during the one year period prior to initiating such independent audit.

2.	The Committee shall have the sole authority to approve the fees and other significant compensation to be paid to the independent auditors for the audit engagement, which shall include preparing or issuing the audit report and performing other audit, review or attest services for the Company, and to approve any significant non-audit engagement in accordance with the regulations promulgated by the SEC. Such approval shall be delivered prior to the related services being performed. In approving any non-audit engagement, the Committee must also consider whether the provision of permitted non-audit services by auditors and the amount of fees paid to auditors for such services are consistent with the auditors’ independence.

3.	The Committee shall be directly responsible for the resolution of disagreements between management and the Company’s independent auditors regarding financial reporting, and shall have final authority to determine the Company’s position with respect to any such disagreement.

4.	The Committee shall annually obtain and review a report by the independent auditors describing the independent auditors’ internal quality control procedures, and any material issues raised with respect thereto by any internal review, peer review or external investigation thereof, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

5.	The Committee shall: (a) on an annual basis, review and discuss with the independent auditors all significant relationships they have or are proposed to have with the Company to determine whether those relationships could impair the auditors’ objectivity and independence, and obtain a written statement from the independent auditors regarding such relationships and present this statement to the Board; and (b) review, on an ongoing basis, compliance with the statutory ban on the independent auditors’ provision of non-audit services, except for the provision of tax advice and services pre-approved by the Committee.

6.	In consultation with management and the Company’s internal audit staff, the Committee shall annually consider the independent auditors’ qualifications, performance and independence, the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles and disclosure practices as applied in its financial reporting, and the independent auditors’ views about how such accounting principles and disclosure practices may affect stockholder and public views and attitudes about the Company.

7.	At least every five years, the Committee shall require the rotation of the independent auditors’ lead audit partner and reviewing audit partner, and consider the costs and benefits of switching to another firm of independent auditors.

8.	The Committee shall establish a regular schedule of meetings with the independent auditors without management present to discuss candidly any audit problems or difficulties and management’s responses to the independent auditors’ efforts to resolve such problems or difficulties. Topics addressed in these sessions should include any adjustments proposed by the independent auditors that were rejected by management on any basis, matters referred by the independent auditors to their national offices for additional review, the contents of any management/internal control letters issued or pending by the independent auditors and the independent auditors’ candid assessment of the responsibilities, budget and staffing of the Company’s internal audit function.

9.	The Committee shall establish formal procedures for the hiring of employees and former employees of the independent auditors with the goal of preventing the prospect of future employment with the Company from influencing the current performance of the independent auditor function.

10.	The Committee shall periodically review the independent auditors’ audit plan, including scope, staffing, locations, reliance upon management, internal audit and general audit approach and the content of all audit-related services.

B.	Handling of Complaints Regarding Accounting Practices

1.	The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

2.	The Committee shall establish procedures for the receipt of complaints or reports by outside legal counsel regarding evidence of material violations of securities laws or breaches of fiduciary duties as required by the rules and regulations promulgated by the SEC.

C.	Review Procedures

1.	The Committee shall review the Company’s annual and quarterly financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments, including the assessments of financial performance and critical accounting policies proposed to be set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall recommend to the Board whether the financial statements should be included in the Company’s periodic reports and its annual report to be included in the Company’s proxy statement.

2.	The Committee shall review any analyses prepared by management or the independent auditors regarding significant financial reporting issues, specifically including the judgments made by management as to the application of GAAP to the Company’s financial reporting in light of potential alternative GAAP applications.

3.	The Committee shall discuss, both internally and with the Company’s independent auditors, any earnings information or any financial information or earnings guidance provided to analysts and rating agencies prior to the release of the information. In that connection, the Committee shall discuss the results of the audit, any significant changes to the Company’s accounting principles and any items required to be communicated to audit committees in accordance with AICPA SAS 61, as amended. In lieu of the full Committee’s involvement, this function may be performed by the Chairperson of the Committee or pursuant to general guidelines as to the type of information to be included in such releases and the presentation thereof.

4.	The Committee shall review with management the Company’s presentation of “pro forma,” or non-GAAP financial measures, to ensure compliance with applicable disclosure requirements.

D.	Internal Audit Staff and Legal Compliance

1.	In consultation with the management, the independent auditors, and the Company’s internal audit staff, the Committee shall on an ongoing basis consider the adequacy and integrity of the Company’s internal financial reporting processes and controls, and to review before filing any periodic report, the disclosure regarding such system of internal controls contained in the certifications by the Company’s chief executive officer and chief financial officer and the attestations or reports by the independent auditors relating to the adequacy of such internal controls contained in the Company’s annual report to be included in the Company’s proxy statement.

2.	The Committee shall establish policies and procedures to ensure that management regularly assesses the Company’s major financial risk exposure and implements plans to monitor and control such risks.

3.	The Committee shall review, as necessary, any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies.

4.	The Committee shall review, as necessary, the effect of regulatory or accounting initiatives, as well as any off-balance sheet structures, on the Company’s financial statements.

5.	The Committee shall review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the Company’s internal audit staff, if any, as needed.

6.	The Committee shall, on an ongoing basis, review the appointment, performance, and replacement of the financial and accounting personnel and the financial and accounting personnel succession planning within the Company.

7.	On at least an annual basis, the Committee shall review with the Company’s outside counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

E.	Other Committee Responsibilities

1.	The Committee shall review and reassess the adequacy of this Charter at least annually, and submit the Charter with any recommended changes to the Board for approval and have the then-current document published at least every three years in accordance with SEC regulations.

2.	The Committee shall participate in implementing the Company’s code of conduct applicable to all directors, officers and employees that complies with both the rules and regulations promulgated by the SEC and applicable listing standards.

3.	The Committee shall annually prepare a report to stockholders as required by the SEC. The report should be included in the Company’s annual proxy statement and shall state whether the Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors the matters required to be discussed by SAS 61, as amended;

•	received certain disclosures from the auditors regarding their independence; and

•	state whether the Committee has recommended to the Board that the audited financial statements be included in the annual report on Form 10-K filed with the SEC based upon such disclosure.

4.	The Committee shall review and approve in advance any proposed related party transactions.

5.	The Committee shall obtain the advice and assistance, as appropriate, of special legal, accounting and other consultants or experts as it deems necessary in the performance of its duties.

6.	Determine appropriate funding, which the Company must provide, for payment of:

•	compensation to the independent auditors;

•	compensation to any advisers employed by the Committee (as described under item 5 above); and

•	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

7.	The Committee shall perform any other activities consistent with this Charter, the Company’s bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

8.	The Committee shall periodically report to the Board on significant results of any of its activities.

V.	COMPENSATION

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers and/or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Committee (and their family members) may not receive any compensation, including fees for professional services, from the Company except the fees that they receive for service as a member of the Board and any committee thereof and reasonable expense reimbursements.

INTRALASE CORP.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Palmisano and James A. Lightman as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Intralase Corp. held of record by the undersigned on June 24, 2005, at the Annual Meeting of Stockholders to be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, CA 92618, on July 21, 2005, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INTRALASE CORP.

July 21, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” RATIFICATION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ☐ Thomas S. Porter ☐ Jay T. Holmes	2. To ratify the selection of Deloitte & Touche, LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.	☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)		3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of IntraLase Corp. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.